EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated January 29, 2025, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of MaxLinear, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of MaxLinear, Inc. on Form S-3 (File No. 333-248697), and on Forms S-8 (File No. 333-217021, File No. 333-218022, File No. 333-223847, File No. 333-230606, File No. 333-237274, File No. 333-254961, File No. 333-263824, File No. 333-269507, File No. 333-276784, and File 333-280003).

/s/ Grant Thornton LLP

Newport Beach, California
January 29, 2025